UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2004

Advanced Energy Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)

Registrant’s telephone number, including area code: (970) 221-4670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

2005 Executive Compensation Plan

     On December 30, 2004, the Compensation Committee of the Board of Directors of Advanced Energy Industries, Inc. (“the Company”) approved a new Executive Compensation Plan (“the Plan”) effective beginning in 2005, based on the recommendation of its independent executive compensation consultant. The Plan will provide key employees, including the executive officers and key functional and geographic leaders, the opportunity to earn annual cash bonuses based on corporate and individual performance targets established at the beginning of each year. No bonus will be paid for performance below a minimum level.

Participants will be eligible to receive a target bonus, up to an annual maximum, calculated as a percentage of base salary, based on achievement or over-achievement of individual performance targets to be set by the Compensation Committee, as follows:

•	CEO-Target award of 70% of base salary up to a maximum of 200% of base salary

•	Executive Vice Presidents-Target awards of up to 50% of base salary to a maximum of up to 150% of base salary

•	Other key leaders-Target awards of up to 30% of base salary to a maximum of up to 90% of base salary

Pursuant to the Plan, base salaries of the participants generally will be set at approximately the 50th percentile of each executive’s peers, as determined by the independent executive compensation consultant, subject to adjustment based on experience levels and then current market conditions.

Other employees designated as participants will be eligible for awards at the discretion of executive management.

The Plan also provides for equity-based compensation to the participants, which will consist of stock options and restricted stock units, to be allocated by the Compensation Committee annually.

Lead Director Retainer and Meeting Fees

     On December 30, 2004, the Board of Directors of Advanced Energy Industries, Inc. approved the grant of an annual retainer of $25,000 to Elwood Spedden, in his capacity as Lead Director. This retainer is in addition to the $15,000 annual retainer paid to all non-employee directors and is payable in four equal installments in February, April, July and October of each year.

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Item 2.05 Costs Associated with Exit or Disposal Activities

     On December 30, 2004, the Board of Directors of Advanced Energy Industries, Inc. adopted an annual operating plan that includes the termination on or before June 30, 2005 of approximately 280 employees, including approximately 120 agency employees, in its Fort Collins, Colorado and Hachioji, Japan facilities. The need to reduce headcount in Fort Collins and Hachioji results primarily from the transfer of a substantial portion of the Company’s manufacturing operations to Shenzhen, China. Anticipated new hires in Shenzhen, particularly for manufacturing operations, will partially offset the reductions in headcount in Fort Collins and Hachioji. In connection with the reductions in headcount, the Company expects to record charges of approximately $3.5 million in the fourth quarter of 2004 and approximately $1.5 million in the first half of 2005. All of such charges relate to anticipated separation costs to be paid to the terminated employees, in cash, by the end of the second quarter of 2005.

Item 2.06 Material Impairments

     On December 30, 2004, the Chief Executive Officer and Chief Financial Officer of Advanced Energy Industries, Inc., following consultation with the Audit and Finance Committee and the Board of Directors, concluded that a charge of approximately $3.2 million is required under generally accepted accounting principles for the impairment in value of certain employment agreement and customer list assets relating to companies acquired in 2002. The employment agreement and customer list assets are classified as contract-based and other amortizable intangible assets, respectively, on the Company’s financial statements. The charge is based on the officers’ evaluation of the 2005 operating plan and consideration of the anticipated continued contributions of certain key individuals that joined the Company in connection with the acquisitions. There are no future cash expenditures relating to this charge.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (b) On December 30, 2004, Douglas S. Schatz, President, Chief Executive Officer and Chairman of the Board of Advanced Energy Industries, Inc., notified the Board of Directors of his intent to retire from his executive positions. Mr. Schatz will continue as President and Chief Executive Officer until his successor is named and then will continue as non-executive Chairman of the Board. The Board of Directors has appointed a search committee to find his successor.

     (d) On December 30, 2004, the Board of Directors appointed Joseph R. Bronson as a director of Advanced Energy Industries, Inc., effective immediately. Mr. Bronson also was appointed to the Audit and Finance Committee. Mr. Bronson, age 56, currently is president of FormFactor, Inc., a designer and manufacturer of advanced semiconductor wafer probe cards. Mr. Bronson was appointed president of FormFactor in November 2004 and has been a director of FormFactor since April 2002. Prior to becoming president of FormFactor, Mr. Bronson held significant leadership positions with Applied Materials, Inc. Until his resignation from Applied Materials in October 2004, he had served as its Executive Vice President since December 2000 and as its Chief Financial Officer and a member of the Office of the President since January 1998. Mr. Bronson is also a director of Jacobs Engineering Group, a diversified technical professional consulting firm, as well as FormFactor.

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     Consistent with the compensation payable to all other non-employee directors of the Company, Mr. Bronson will be paid an annual retainer of $15,000, payable in four equal installments in February, April, July and October of each year, as well as meeting fees of $3,000 for each full board meeting that he attends in person, $1,500 for each telephonic board meeting at which a vote is taken and $1,500 for each Audit and Finance Committee meeting that he attends. Mr. Bronson will also participate in the Company’s 2003 Non Employee Directors’ Stock Option Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: January 6, 2005	/s/ Michael El-Hillow
Michael El-Hillow, Executive Vice President
and Chief Financial Officer

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